EXHIBIT 99.1

MAXUS TECHNOLOGY CORPORATION ANNOUNCES RESIGNATION OF ITS CHIEF FINANCIAL OFFICER

Morgan Hill, CA, May 5, 2005 - Maxus Technology Corporation (OTCBB: MXUSE) announced today that James Ross has resigned as Chief Financial Officer and member of the Board of Directors of Maxus. Mr. Ross’ resignation is effective as of April 29, 2005.

Commenting on Mr. Ross’ departure, Patrick Mulvey, CEO and member of the Board of Directors stated, “It has been a pleasure to work with James, and we wish James success in his career.”

In addition, Patrick Mulvey was named interim Chief Financial Officer of the company.

About Maxus Technology Corporation
Maxus Technology Inc. was founded in 1994 as an asset recovery expert for the telecom industry and was an early pioneer in the pre-owned technology marketplace. In the last 10 years of serving customers worldwide, we have developed in-depth asset recovery and eWaste expertise, extensive supply-and sell-side networks. Maxus has an international sourcing network enabling us to secure in-demand products. Maxus customers have come to rely on us for providing low-cost, high-quality alternatives to new products. In a fragmented market crowded with small, unsophisticated operations, Maxus continues to remain a trusted and respected resource.

Maxus has its executive offices at 18300 Sutter Boulevard, Morgan Hill, CA 95037 and its telephone number is 1.408.782.2005. For additional information please contact: (416) 867-8276 Todd Heinzl, Investor Relations Officer or by emailing investors@Maxustech.com.